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                                   EXHIBIT 10

                            THE CROGHAN COLONIAL BANK
                    STEVEN C. FUTRELL - EMPLOYMENT AGREEMENT
                       DATED AND EFFECTIVE APRIL 16, 2004

      THIS EMPLOYMENT AGREEMENT, dated and effective as of April 16, 2004 (the "Agreement"), is made by and between The Croghan Colonial Bank (the "Bank"), and Steven C. Futrell (the "Executive").

      WHEREAS, the parties previously entered into an Employment Agreement dated and effective as of April 16, 2001; and

      WHEREAS, the parties wish to amend and extend the Agreement on the terms and conditions herein provided;

      NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

Section 1. Certain Definitions.

      a. "Annual Base Salary" shall have the meaning set forth in Subsection 5 (a).

      b. "Board" shall mean the Board of Directors of the Bank or any Committee thereof duly created or authorized by the Board to act in its behalf.

      c. The Bank shall have "Cause", in the discretion of the Board of Directors, to terminate the Executive's employment hereunder upon Executive's

            i. willful and material failure to perform his duties hereunder, other than any such failure resulting from the Executive's Disability, as determined by the Board;

            ii.   conviction of a felony or a crime involving moral turpitude;
                  or

            iii.  fraud or personal dishonesty.

      d.    "Bank" shall have the meaning set forth in the preamble hereto.

      e.    "Corporate Transaction" shall mean any of the following events:

            i. a merger or consolidation of the Bank with a theretofore unaffiliated entity in which the stockholders of the Bank receive cash, securities and/or other marketable property in exchange for their voting stock;

            ii. the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Bank;

      f.    "Date of Termination" shall mean:

            i. if the Executive's employment is terminated by his death, the date of his death, or

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            ii.   if the Executive's employment is terminated pursuant to any other provision of Subsection 6(a), the date specified in the Notice of Termination.

      g. "Disability" shall mean the absence of the Executive from the Executive's duties to the Bank on a full-time basis for a total of six (6) months during any twelve (12) month period as a result of incapacity due to any injury or to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term by a physician selected by the Bank and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

      h. "Effective Date" shall mean the date first set forth in the preamble hereto.

      i.    "Executive" shall have the meaning set forth in the preamble hereto.

      j. The Executive shall have "Good Reason" to terminate his employment in the event the Bank fails to make any payment or provide any benefit hereunder or commits a material breach of this Agreement and does not cure such failure or breach after notice and a reasonable opportunity to cure.

      k. "Notice of Termination" shall have the meaning set forth in Subsection 6(b).

      l. "Severance Period" shall have the meaning set forth in Subsection 7(a)(i) or 7(a)(ii).

      m.    "Term" shall have the meaning set forth in Subsection 2.

Section 2. Employment.

      The Bank shall employ the Executive and the Executive shall work in the employ of the Bank for the period set forth in this Section 2, in the position or positions set forth in Section 3, and upon the other terms and conditions herein provided. The term of this Agreement shall be a period of three years from the effective date hereof. The parties agree to confer, in good faith, six months prior to the termination of this agreement on any extension or renegotiation. If the time period specified in this agreement should expire before any written extension or renegotiation is completed, both parties agree that the terms and conditions of this agreement shall remain in full force and effect until a new agreement between the parties is reached, a written extension of this agreement is signed by the parties or either party gives notice of its intention not to extend this agreement or enter into a new agreement. The parties agree that the purpose of this section is to provide continuity of the rights and obligations of both parties in the event a new agreement or extension of this agreement is not completed by expiration date of the current agreement. This section is not meant to create and does not create a guarantee of employment to Executive.

Section 3. Position and Duties.

      a. The Executive shall serve as the President/CEO of the Bank. In such capacity, the Executive shall have such customary responsibilities, duties, and authority as may from time to time be assigned by the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Bank. The Executive shall not be required to perform any of his duties in a manner inconsistent with applicable law or the Bank's Code of Ethics and Standards of Conduct. Except as modified herein, Executive's employment shall be subject to all rules and regulations applicable to employees of the Bank as those rules and regulations may be altered or amended from

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            time to time. The Executive will be evaluated on his performance annually by a committee of the Bank's Board of Directors.

      b. If elected or appointed thereto, and only for the duration of such elected term or appointment, Executive shall, in addition to the position(s) set forth in Subsection 3(a) above, serve as a director of the Bank and/or any of its subsidiaries, and/or in one or more executive offices of any other subsidiaries of the Bank.

Section 4. Place of Performance.

      In connection with his employment during the Term, the Executive shall be based in Fremont, Ohio.

Section 5. Compensation and Related Matters.

      a. Annual Base Salary. During employment, the Executive shall receive an Annual Base Salary which (i) is currently in the amount specified in Exhibit B attached hereto and (ii) will follow the salary administration program currently in effect for all bank employees.

      b. Benefits. The Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Bank now or hereafter in effect which are applicable to the senior officers of the Bank, subject to and on a basis consistent with the terms, conditions, and overall administration thereof, including but not limited to those benefits specified in Exhibits A and B attached hereto.

      c. Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Bank, in accordance with the Bank's expense reimbursement policy.

Section 6. Termination.

      The Executive's employment hereunder may be terminated by the Bank or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

      a.    i.    Death. The Executive's employment hereunder shall terminate upon his death.

            ii. Disability. If the Bank determines in good faith that the Executive has incurred a Disability, the Bank may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Bank shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the Date of Termination.

            iii. Cause. The Bank may terminate the Executive's employment hereunder for Cause.

            iv. Good Reason. The Executive may terminate his employment for Good Reason.

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            v.    Without Cause. The Bank may terminate the Executive's
                  employment hereunder without Cause. If there is a "Corporate Transaction" as defined in this agreement and the acquiring entity terminates Executive's employment, such termination shall be construed as termination Without Cause.

            vi. Resignation without Good Reason. The Executive may resign his employment without Good Reason upon sixty (60) days prior written notice to the Bank. Any retirement by Executive after age 55 and upon sixty (60) days prior written notice shall be considered Resignation without Good Reason hereunder.

      b. Notice of Termination. Any termination of the Executive's employment by the Bank or by the Executive under this Section 6, other than termination pursuant to Subsection 6(a)(i), shall be communicated by written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause, shall be at least fourteen days following the date of such notice (a "Notice of Termination").

Section 7. Severance Payments.

      a. Termination Without Cause or for Good Reason. If the Executive's employment shall terminate Without Cause pursuant to Subsection 6(a)(v) above, or for Good Reason pursuant to Section 6(a)(iv) above, the Bank shall:

            i. pay to the Executive, following the Date of Termination, a severance amount equal to the Annual Base Salary that the Executive would have been entitled to receive for a period of two years had he continued his employment hereunder. The Severance Period under this condition shall be two years. The severance amount shall be paid, at the Executive's election, either in a lump sum within 30 days following the Date of Termination or over the duration of the Severance Period in accordance with the Bank's regular payroll practice for salaried employees.

            ii. if Executive's employment terminates due to a Corporate Transaction as described in Subsection 1(e)(i) and/or (ii) and under the conditions described in Subsection 6(a)(v), then, notwithstanding the severance benefit set forth in Section 7(a)(i) and in lieu of that severance benefit, pay to Executive, following the Date of Termination, a severance amount equal to the Annual Base Salary that the Executive would have been entitled to receive for a period of three years had he continued his employment hereunder. The Severance Period under this condition shall be three years. The severance amount shall be paid, at the Executive's election, either in a lump sum within 30 days following the Date of Termination or over the duration of the Severance Period in accordance with the Bank's regular payroll practice for salaried employees.

            iii. continue, for the remainder of the Severance Period, Executive's coverage under all Bank welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, at the same premium cost, and at the same coverage level, as in effect immediately preceding the Date of Termination. However, in the event the premium cost shall change for all

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                  employees of the Bank, or for management employees with
                  respect to supplemental benefits, the cost shall change for Executive in a corresponding manner.

            The payments required by Subsections 7(a)(i), 7(a)(ii) and 7(a)(iii) above shall be in lieu of any payments to which Executive would otherwise be entitled under the Bank's general severance policy pertaining to reductions in force. In the event that Severance Payments result from a Corporate Transaction, the Bank shall require, as part of the Corporate Transaction, that the entity with which the Bank engages in the Corporate Transaction, assumes all liability for the Severance Payments to be made to the Executive.

      b. 401k Profit Sharing Plan. In the event that Executive's employment is terminated under the circumstances contemplated by Subsection 7(a) above, the Bank shall, under this Agreement make such payments at such times and in such amounts as necessary to produce the same chronological sequence and amount of payments which Executive would have been eligible in the context of such termination to receive under the Bank's 401k Profit Sharing Plan (the "Plan"), including calculation of credited service for vesting purposes to include both actual credited service and the Severance Period. Payments under
            Section 7(b) shall be in addition to any payments made to Executive under Section 7(a)(i), 7(a)(ii), and/or 7(a)(iii).

      c. Tax Indemnification. With respect to any payment(s) made to Executive under this Section 7 or otherwise and any accelerated vesting and/or exercise of stock options under any stock option plan, and only in the event that any thereof result in the assertion by the Internal Revenue Service ("IRS") that Executive is liable under Section 280G and/or 4999 of the Internal Revenue Code of 1986, as amended (the "Code") for the payment of an excise tax on so called "excess parachute payments" under such Code sections, or for any other tax or imposition, however denominated, and whether federal, state, or local, in addition to or excess of ordinary income tax rates (any such tax being hereinafter referred to as an "EPP Tax"), then the Bank shall indemnify and hold harmless Executive from and against any such demand or assertion from the IRS or any other taxing authority, by (i) paying to Executive an amount sufficient to cover both such asserted EPP Tax and any income or other tax payable by Executive on or on account of receiving such indemnification payment, and/or (ii) at the Bank's sole election, contesting, at the Bank's expense and with counsel and/or other advisors of the Bank's choosing, the applicability or amount of such EPP Tax with the IRS or other taxing authority, in which event Executive shall cooperate as reasonably requested by the Bank in any such proceeding. The Bank, shall, in the event it is unsuccessful in any challenge as to the applicability of or the amount of any tax imposed under this section, pay the entire tax due as agreed under this section.

      d. Survival. The expiration or termination of the Term of Employment shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

Section 8. Competition.

      a. Executive shall not, at any time during the Term, and, if Executive's employment is terminated by the Executive not for Good Reason, or by the Bank for Cause, then during the twenty-four (24) month period following such Date of Termination, without the

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            prior written consent of the Board, directly or indirectly engage in, or have any interest in or manage or operate any Bank or Financial Institution located within a 50 mile radius of Fremont, Ohio, whether such engagement occurs in the capacity of a director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise or solicit any customer or employee of the Bank for any purpose; provided, however, that Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent of the outstanding shares of such corporation.

      b. In the event that the provisions of Subsection 8(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, then such provisions shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 9. Nondisclosure of Proprietary Information.

      a. Except as required in the faithful performance of the Executive's duties hereunder or pursuant to Subsection 9(c) below, Executive shall, in perpetuity, maintain in confidence and shall not directly or indirectly use, disseminate, disclose, or publish, or use for his benefit or the benefit of any person, firm, corporation, or other entity any confidential or proprietary information or trade secrets of or relating to the Bank, including, without limitation, information with respect to the Bank's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory sums, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program, or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material, confidential, and proprietary information and trade secrets and affect the successful conduct of the business of the Bank.

      b. Upon termination of Executive's employment with Bank for any reason, the Executive shall promptly deliver to the Bank all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents which either concern the Bank's customers, business plans, marketing strategies, products, or processes, or which contain proprietary information or trade secrets of the Bank.

      c. Executive may respond to a lawful and valid subpoena or other legal process seeking any of the information or material referred to in Subsection 9(a) or 9(b) above, but shall give the Bank the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Bank and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

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Section 10. Injunctive Relief.

      The Executive recognizes and acknowledges that a breach of the covenants contained in Sections 8 and 9 would cause irreparable damage to Bank and its goodwill, the exact amount of which would be difficult or impossible to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 8 and 9, in addition to any other remedy which may be available at law or in equity, the Bank shall be entitled to specific performance and injunctive relief.

Section 11. Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of the Bank, the Executive, and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable, provided however that Executive acknowledges that this Agreement is a personal services contract and is therefore not assignable by Executive.

Section 12. Governing Law.

      This Agreement shall be governed, construed, interpreted, and enforced in accordance with the laws of the State of Ohio.

Section 13. Validity.

      The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 14. Notices.

      Any notice, request, claim, demand, document, or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

      a.    If to the Bank,

            Allan E. Mehlow, Vice President
            The Croghan Colonial Bank
            323 Croghan Street
            Fremont, OH  43420

      b. If to the Executive, to him at the address set forth below under his signature on the last page of this Agreement; or to any other address as any party shall have specified for itself by notice in writing to the other parties.

Section 15. Counterparts.

      This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, which shall be sufficiently evidenced by any one of such original counterparts.

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Section 16. Scope of Agreement.

      The terms of this Agreement are intended by the parties to constitute the final expression of their agreement with respect to the employment of the Executive by the Bank and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

Section 17. Amendments and Waivers.

      This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a member of the Board acting under the express authority of the Board. No right or power under this Agreement, including but not limited to any right of termination by either party under Section 6, shall be waived except by an instrument in writing, signed by the party whose right or power is thereby being waived. No such waiver shall operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of such or any other right, remedy, or power provided herein or by law or in equity.

Section 18. No Inconsistent Actions.

      The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

Section 19. Arbitration.

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held at a location mutually agreed to by the parties. If no agreement can be reached, then the arbitration shall be held in Toledo, Ohio at a location designated by the arbitration chairperson. The Bank shall be entitled to pick one arbitrator and Executive shall pick an arbitrator. The two arbitrators so chosen shall submit names for a third arbitrator to Bank and Executive. The third arbitrator chosen shall serve as chairperson. Following the selection of arbitrators, a time for arbitration mutually convenient to all parties shall be chosen. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided however, that the Bank shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Bank's posting any bond; and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expenses of the arbitrators shall be borne by the Bank.

Section 20. Exhibits

      Exhibit A (Officer Position) and Exhibit A (Steven C. Futrell, Additional Items Regarding Potential Employment) attached to the parties' Employment Agreement dated and effective as of April 16, 2001 are attached hereto and incorporated herein by reference except as amended in

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Exhibit B attached hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

BANK                                               EXECUTIVE
----                                               ---------

By: /s/  Al Mehlow                           /s/ Steven C. Futrell

Name: Al Mehlow                              Address: 297 Greenbriar Cir.

Title: Vice President                        Fremont, Ohio 43420

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                                    EXHIBIT A
                 TO THE STEVEN C. FUTRELL - EMPLOYMENT AGREEMENT
                       DATED AND EFFECTIVE APRIL 16, 2004

Benefits Package

1.    Medical coverage

            -     30 days eligibility

            - Coverage is effective 1st of the month following 30 day eligibility

            - Deductible is $250 for single coverage/$500 for 2 party and family coverage

            - Employee cost sharing per month: $20.00 for single; $40.00 for 2 party; $80 for family coverage

            - Plan includes mail order prescription program ($15 for generic drugs and $30 for brand name drugs for 90 day supply)

2.    Dental coverage

            -     30 days eligibility

            - Coverage is effective 1st of the month following 30 day eligibility

            -     Deductible is $50 per person

            - Employee cost sharing per month: $5.00 for single; $10.00 for 2 party; $15.00 for family coverage

            -     Plan includes 2 free cleanings per year and 1 set of x-rays

3.    Life Insurance

      A.    Sun Life insurance

            -     30 day eligibility

            - Coverage is effective 1st of the month following 30 day eligibility

            -     Amount of coverage is 2x annual salary rounded to nearest
                  $1,000

            -     Bank pays premium

      B.    Provident Life insurance (optional)

            -     Eligibility 1 year of service by January 1

            -     Bank pays 1/2 employee premium after 5 years of service

            -     Amount of coverage is up to 1x annual salary

4.    Group Accidental Death & Dismemberment Insurance (optional)

            -     30 days eligibility

            - Amount of benefit is decided by employee (ex. $.38 per month for $10,000 of coverage)

            -     Employee pays entire premium

5.    Profit Sharing 401(k) Plan

            - Eligibility is 1 year of service; 21 years of age; 1000 hours worked

            -     Plan entry dates are January 1 and July 1

            -     Employee has option to defer up to 12% of pay into plan

            -     Plan will match 50% of deferral (for up to 6% of annual pay)

            -     Full vesting at 7 years of service (on scale before that)

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6.    Salary Continuation

            -     Eligibility is 90 days of service

            -     Full salary first 90 days of disability

            - Long Term Disability - eligibility is 1 year of service, plan pays 66 2/3% of salary after 90 days of disability

            -     Bank pays premium

7.    Employee Assistance Program

            -     Effective date of hire

            -     Includes 3 free visits for employee and family per year

8.    Vacation

            - The Executive is entitled to 3 weeks vacation in 2001 as follows: up to 1 week after 30 days from date of hire and the remaining time after 60 days from date of hire

            -     4 weeks vacation in 2002 and after

9.    Probation Period

            -     6 months (written review after 3 months and 6 months)

            -     Maintain written record of time at work for 3 months

            -     No sick pay until after 3 months

10.   Miscellaneous

            -     Bank provides 2 blazers

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              Additional Items Regarding Potential Employment with
                            The Croghan Colonial Bank
                                  Fremont, Ohio

                           All Items Subject to Review

Base Annual Salary:       $ 145,000

Incentive Bonus Program:  To be developed by Executive and Board for implementation in 2002

Stock Option Program:     To be developed by Executive and Board

Moving Expenses:          *  Actual cost if Woleslagel Moving Company, Fremont,
                             Ohio is engaged.
                          *  Actual cost with a maximum of $6,500.00 if another
                             mover is engaged.
                          *  Moving company invoice to be presented.

Temporary Housing:        Bank agrees to provide for arrangements for temporary
                          housing at a reasonable rental figure in Fremont, OH for Executive for a maximum six (6) month period beginning with the date of hire. Temporary housing arrangement to expire 30 days after the successful sale of current residence in Dayton, OH.

Relocation Cost:          If Executive, after a four (4) month period conducting
                          a good faith effort at a market price, is unable to sell his current residence, bank agrees to engage a relocation company to assist in finalizing the move from Dayton to Fremont.

Travel Expense:           Bank agrees to re-imburse Executive for one round trip
                          per week from Fremont to Dayton to Fremont beginning with the date of hire and ending 30 days after sale of the current residence.

Country Club:             Bank agrees to bonus the membership cost to Executive
                          for annual dues and initiation fee at the Fremont
                          Country Club. (Purchase of stock certificate is at Executive's expense)

Service Club:             Bank agrees to pay membership fees and related
                          expenses for a Service Club (i.e. Rotary, Kiwanis,
                          Lions, Exchange).

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                                    EXHIBIT B
                 TO THE STEVEN C. FUTRELL - EMPLOYMENT AGREEMENT
                       DATED AND EFFECTIVE APRIL 16, 2004

      All terms and conditions of Exhibit A (Officer Position) and Exhibit A (Steven C. Futrell - Additional Items Regarding Potential Employment) attached to the parties' original Employment Agreement dated and effective as of April 16, 2001 are hereby incorporated into the Employment Agreement of the parties dated and effective as of April 16, 2004 except as amended herein:

Exhibit A (Officer Position) is hereby amended as follows:

1.    Medical Coverage - applies based on current plan.

2.    Dental Coverage - applies based on current plan.

3.    Life Insurance - applies based on current plan.

4. Group Accidental Death & Dismemberment Insurance (Optional) - currently not covered under this plan.

5.    Profit Sharing 401(k) Plan - applies based on current program.

6.    Salary Continuation - applies based on current policy.

7.    Employee Assistance Program - applies based on current program.

8.    Vacation - applies based on current policy.

9.    Probation Period - not applicable

10.   Miscellaneous - not applicable

In addition:

11. Vision Insurance - applies based on current plan, which became effective January 2002.

12.   Long Term Disability - applies based on current plan.

13.   Bank Owned Life Insurance - applies based on current program.

Exhibit A (Steven C. Futrell - Additional Items Regarding Potential Employment) is amended as follows:

1.    Base annual salary: $170,000.00 effective January 1, 2004.

2. Incentive Bonus Program: applies based on Performance Compensation for STAKEHOLDERS program.

3.    Stock Option Program: To be developed by Executive and Board

4.    Moving Expenses: not applicable

5.    Temporary Housing: not applicable

6.    Relocation Cost: not applicable

7.    Travel Expense: not applicable

8.    Country Club: still applies

9.    Service Club: still applies

                                       31